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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (RULE 13d-102)


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*


                                  BTG, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                     Common Stock, no par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   05576J101
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                 December 31, 1997
        ----------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G

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         CUSIP No.               05576J101                                                   Page       2     of   5     Pages
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
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         1      NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                Dr. Edward H. Bersoff


-------------------------------------------------------------------------------------------------------------------------------
         2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [ ]

                                                                                                                   (b) [ ]

 -------------------------------------------------------------------------------------------------------------------------------
         3      SEC USE ONLY


-------------------------------------------------------------------------------------------------------------------------------
         4      CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
-------------------------------------------------------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

                NUMBER OF                1,330,246 shares
                 SHARES           ---------------------------------------------------------------------------------------------
              BENEFICIALLY        6      SHARED VOTING POWER
                OWNED BY
                  EACH                   0 shares
                REPORTING         ---------------------------------------------------------------------------------------------
                 PERSON           7      SOLE DISPOSITIVE POWER
                  WITH
                                         1,330,246 shares

                                  ---------------------------------------------------------------------------------------------
                                  8      SHARED DISPOSITIVE POWER

                                         0 shares
-------------------------------------------------------------------------------------------------------------------------------
          9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,330,246 shares
-------------------------------------------------------------------------------------------------------------------------------
         10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                     [ ]

-------------------------------------------------------------------------------------------------------------------------------
         11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                15.08%
-------------------------------------------------------------------------------------------------------------------------------
         12     TYPE OF REPORTING PERSON*

                IN
-------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!






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                                  SCHEDULE 13G

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ITEM 1(a).       NAME OF ISSUER:

                 BTG, Inc.

ITEM 1(b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 3877 Fairfax Ridge Road
                 Fairfax, Virginia 22030-7448

ITEM 2(a).       NAME OF PERSON FILING:

                 Dr. Edward H. Bersoff

ITEM 2(b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 3877 Fairfax Ridge Road
                 Fairfax, Virginia 22030-7448

ITEM 2(c).       CITIZENSHIP:

                 United States of America

ITEM 2(d).       TITLE OF CLASS OF SECURITIES:

                 Common Stock, no par value per share

ITEM 2(e).       CUSIP NUMBER:

                 05576J101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 (a) [   ]  Broker or Dealer registered under Section 15
                            of the Act,

                 (b) [   ]  Bank as defined in Section 3(a)(6) of the
                            Act,

                 (c) [   ]  Insurance Company as defined in Section
                            3(a)(19) of the Act,

                 (d) [   ]  Investment Company registered under Section 8
                            of the Investment Company Act,

                 (e) [   ]  Investment Adviser registered under Section
                            203 of the Investment Advisers Act of 1940,






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                                  SCHEDULE 13G

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                 (f) [   ]  An employee benefit plan or endowment fund;
                            in accordance with 240.13d-1(b)(1)(ii)(F),

                 (g) [   ]  Parent Holding Company, in accordance with
                            240.13d-1(b)(1)(ii)(G); see Item 7,

                 (h) [   ]  A savings association as defined in Section
                            3(b) of the Federal Deposit Insurance Act (12
                            U.S.C. 1813);

                 (i) [   ]  A church plan that is excluded from the
                            definition of an Investment Company under
                            Section 3(c)(14) of the Investment Company
                            Act of 1940 (15 U.S.C. 80a-3);

                 (j) [   ]  Group, in accordance with 240.13d-
                            1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [ ]


ITEM 4.          OWNERSHIP:

                 (a)      Amount beneficially owned:  1,330,246

                 (b)      Percent of Class:  15.08%

                 (c)      Number of shares as to which such person has:

                 (i) Sole power to vote or to direct the vote:  1,330,246 shares
                 (ii) Shared power to vote or to direct the vote:  0 shares
                 (iii) Sole power to dispose or to direct the disposition of:
                       1,330,246 shares
                  (iv) Shared power to dispose or to direct the disposition of:
                       0 shares

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                          If this statement is being filed to report the fact
                 that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable.






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                                  SCHEDULE 13G

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         Not Applicable.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                          Date:            September 29, 1998

                          Signature:       /s/ Edward H. Bersoff
                                           ---------------------
                          Name/Title:      Edward H. Bersoff